Exhibit 99.1

       PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL 2007

St. Louis, MO, February 6, 2007… Ralcorp Holdings, Inc. (NYSE:RAH) today filed its Quarterly Report on Form 10-Q for the period ended December 31, 2006. Highlights for the quarter include:

•	Diluted earnings per share were $.28 compared to $.32 a year ago.
•	Net sales for the quarter increased 13%, primarily as a result of business acquisitions, as well as higher pricing in response to rising input costs.
•	Total segment profit contribution was up 48% as a result of acquisitions, higher selling prices, and cost reduction efforts.
•	Earnings before income taxes and equity loss were $17.9 million (compared to $21.4 million last year) after a $17.9 million non-cash loss on forward sale contracts ($.42 per share).
•	Equity in loss of Vail Resorts, Inc. (after tax) was $4.2 million ($.15 per share) compared to $4.3 million ($.14 per share) a year ago.
•	Net earnings were $7.6 million, which is $2.1 million lower than a year ago.
•	Weighted average shares for diluted EPS were 27.4 million compared to 29.9 million a year ago.

Segment results and other key components of earnings before income taxes and equity earnings are summarized in the following tables (in millions):
	Three Months Ended
	December 31,
	2006	2005
Net Sales
Ralston Foods	$120.3	$112.7
Bremner	78.8	83.4
Cereals, Crackers & Cookies	199.1	196.1
Frozen Bakery Products	148.5	98.6
Dressings, Syrups, Jellies & Sauces	100.7	93.4
Snack Nuts & Candy	74.4	75.9
Total	$522.7	$464.0

Profit Contribution
Cereals, Crackers & Cookies	$19.9	$18.0
Frozen Bakery Products	19.7	13.1
Dressings, Syrups, Jellies & Sauces	4.5	(1.3)
Snack Nuts & Candy	8.2	5.5
Total segment profit contribution	52.3	35.3
Interest expense, net	(8.8)	(5.3)
(Loss) gain on forward sale contracts	(17.9)	.8
Accelerated depreciation	-	(.6)
Systems upgrades and conversions	-	(1.1)
Stock-based compensation expense	(1.8)	(1.5)
Other unallocated corporate expenses	(5.9)	(6.2)
Earnings before income taxes
and equity loss	$17.9	$21.4

The first quarter sales growth was $58.7 million, of which approximately 71% is attributable to the timing of recent acquisitions in the Frozen Bakery Products segment. The remaining growth (approximately $17 million, or 4% over the prior year) was due primarily to price increases implemented over the past year in response to rapidly rising costs.

The improved pricing restored the Company’s gross margin from last year’s depressed levels. For the quarter, the Company’s overall ingredient and packaging costs were unfavorable by a total of about $2.5 million, but the effects were offset by reduced freight and energy costs. The costs of certain of our key ingredients are expected to continue to rise, with a greater impact on profitability in the second half of fiscal 2007, as lower-priced forward commodity contracts and hedge positions expire.

Net earnings for the first quarter of fiscal 2007 were affected by a $17.9 million non-cash loss on the Company’s forward sale contracts related to its shares of Vail Resorts, Inc. (NYSE:MTN), compared to a $.8 million non-cash gain on the contracts in last year’s first quarter. The contracts, which include a collar on the Vail stock price, operate as a hedge of the future sale of the stock in that the Company will receive no less than the $140 million prepaid proceeds for the 4,950,100 shares subject to these contracts. However, because Ralcorp accounts for its investment in Vail Resorts using the equity method, these contracts are not currently eligible for hedge accounting. Consequently, gains or losses due to changes in the fair value of the contracts are immediately recognized in earnings. Amortization of the prepayment discounts, which totaled $1.8 million in the most recent quarter and $.2 million a year ago, is included in interest expense.

For additional information regarding the Company’s results, refer to the comparative statements of earnings below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended December 31, 2006, filed February 6, 2007.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” “if,” “would,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended
	December 31,
	2006	2005

Net Sales	$522.7	$464.0
Cost of products sold	(416.9)	(379.0)
Gross Profit	105.8	85.0
Selling, general and administrative expenses	(61.2)	(59.1)
Interest expense, net	(8.8)	(5.3)
(Loss) gain on forward sale contracts	(17.9)	.8
Earnings before Income Taxes
and Equity Loss	17.9	21.4
Income taxes	(6.1)	(7.4)
Earnings before Equity Loss	11.8	14.0
Equity in loss of Vail Resorts, Inc.,
net of related deferred income taxes	(4.2)	(4.3)
Net Earnings	$7.6	$9.7

Earnings per Share
Basic	$.28	$.33
Diluted	$.28	$.32

Weighted Average Shares
for Basic Earnings per Share	26,779	29,324
Dilutive effect of:
Stock options	520	527
Stock appreciation rights	26	-
Restricted stock awards	58	32
Weighted Average Shares
for Diluted Earnings per Share	27,383	29,883